Registration No. 33-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

WINFIELD FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	88-0478644
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1126 West Foothill Blvd, Suite 105, Upland, CA	91786
(Address of Principal Executive Offices)	(Zip Code)

Stock Issuance Pursuant to

2004 Non-Qualified Stock Option Plan

(Full title of the plan)

                                          Copy to:

Chandana Basu, CEO	David M. Loev, Attorney at Law
Winfield Financial Group, Inc.	2777 Allen Parkway
1126 West Foothill Blvd, Suite 105	Suite 1000
Upland, CA 91786	Houston, Texas 77019
(909) 608-2035	(713) 524-4110
Name, address and telephone
(number of agent for service)

Approximate date of proposed sales pursuant to the plan:  From time to time after the effective date of this Registration Statement.

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	500,000	$.275	$137,500	$17.42

(1)

Calculated in accordance with Rule 457(c) solely for the purpose of determining the registration fee.  The offering price is based on the average of the bid and asked price as reported on the over-the-counter Bulletin Board as of November 23, 2004.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.

PLAN INFORMATION

Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

ITEM 2.

REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement and are made a part hereof:

(a)

The Company's Annual Report on Form 10-KSB filed on March 24, 2004, for the fiscal year ended December 31, 2003, which includes audited financial statements as of December 31, 2003.

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above, including the report on Form 8-K/A filed on November 5, 2004, which includes audited consolidated financial statements of Healthcare Business Services Groups, Inc., our wholly-owned subsidiary, as of December 31, 2003.

(c)

The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superceded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supercedes such statement.  Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.

ITEM 4.

DESCRIPTION OF SECURITIES

Not applicable

ITEM 5.

INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable

ITEM 6.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s Articles of Incorporation, as amended, generally limit its officers’ and directors’ personal liability to the Company and its stockholders for breach of fiduciary duty as an officer or director except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or the unlawful payment of dividends.  The Company's Articles of Incorporation, as amended, also provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the corporation, or who is serving at  the  request of the corporation as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, shall be  indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from  time to time against all expenses, liability and  loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith.  Such right of indemnification is not exclusive of any other right that such directors, officers or representatives may have or acquire including their rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, insurance policy, or otherwise.  Consistently with the Company’s Articles of Incorporation, as amended, and Nevada Law, the Company’s Bylaws also provide that the Company shall indemnify any director, officer, employee or agent of the Company, or any person serving in any such capacity of any other entity or enterprise at the request of the Company, against any and all legal expenses (including attorneys' fees), claims and/or liabilities arising out of any action, suit or proceeding, provided however, that the Company is not required to indemnify such person unless such person acted in good faith and in a  manner  reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or  proceeding, where there was not reasonable cause to believe the conduct was unlawful.  Under the Bylaws, the Company is only required to provide such indemnification when authorized in the specific case and upon  a determination that indemnification is proper by the stockholders; a majority vote of a quorum of the Board of Directors, consisting of directors who were not parties to the action, suit, or proceeding; or independent legal counsel in a written opinion, if  a quorum of disinterested directors so orders or if a quorum of  disinterested directors cannot be obtained.

ITEM 7.

EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.

EXHIBITS

4.1

2004 Non-Qualified Stock Option Plan

5.1

Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered

23.1

Consent of David M. Loev, Attorney at Law (included in Exhibit 5.1)

23.2

Consent of Malone & Bailey, PLLC, Certified Public Accountants

ITEM 9.

UNDERTAKINGS

(a)

The registrant hereby undertakes:

(1)

To file, during any period in which offers or sells are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Upland, State of California, on November 24, 2004.

Winfield Financial Group, Inc.

By:

/s/ Chandana Basu

       Chandana Basu, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Chandana Basu	Chief Executive Officer,	November 24, 2004
Chandana Basu	Treasurer and Director

/s/ Narinder Grewal, MD	Director	November 24, 2004
Narinder Grewal, MD

/s/ Bharati Shah, MD	Director	November 24, 2004
Bharati Shah, MD